Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference into the Registration Statement on Form S-8 (No. 333-161569) of Cyalume Technologies Holdings, Inc. of our report dated March 28, 2017, relating to the consolidated financial statements of Cyalume Technologies Holdings, Inc., which appears in this Annual Report on Form 10-K.

/s/ BDO USA, LLP

Boston, Massachusetts

March 28, 2017